Exhibit 10.3

FORFEITURE AND WAIVER AGREEMENT

Boulevard Acquisition Corp. II	August 15, 2017

399 Park Avenue

6th Floor

New York, NY 10022

Estre Ambiental S.A.

1830 Presidente Juscelino Kubitschek Avenue

Tower I, 3rd floor

Itaim Bibi, São Paulo - SP 04543-900

Attn: Sérgio Messias Pedreiro (sergio.pedreiro@estre.com.br)

Julio César de Sá Volotão (julio.volotao@estre.com.br)

Re:                                   Forfeiture and Waiver Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Business Combination Agreement, dated as of August 15, 2017 (as it may be amended from time to time, the “Business Combination Agreement”), between Boulevard Acquisition Corp. II, a Delaware corporation (“Boulevard”), and Estre Ambiental S.A., a sociedade anônima (the “Company”), relating to the proposed business combination between the Company and Boulevard.  Unless otherwise defined herein, capitalized terms are used herein as defined in the Business Combination Agreement.

This execution and delivery of this Letter Agreement is a condition to the obligations of the Company and Boulevard to consummate the transactions contemplated by the Business Combination Agreement (the “Transactions”).  In order to induce the Company and Boulevard to enter into the Business Combination Agreement and to proceed with the consummation of the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), hereby agrees with the Company and Boulevard as follows:

1.                                      (a)                                 Substantially simultaneously with, but immediately prior to, the Effective Time, the Sponsor shall forfeit and surrender and/or cause the forfeiture and surrender to Boulevard, for no consideration, the amount of shares of Boulevard Class B Common Stock as calculated pursuant to this Section 1.

(b)                                 If the amount of cash held by Boulevard either in the Trust Account or on an unrestricted basis outside the Trust Account, after giving effect to clauses (i) and (ii) of Section 11.1(h) of the Business Combination Agreement (the “Closing Cash”) shall equal or exceed $320 million, then no forfeiture and surrender shall be required.

(c)                                  If the Closing Cash shall be less than $320 million, then, subject to Section 1(d) below, the Sponsor shall forfeit and surrender and/or cause the forfeiture and surrender to Boulevard a number of shares of Boulevard Class B Common Stock as is equal to the product of 9,250,000  multiplied by a fraction, the numerator of which shall be $320 million minus the amount of Closing Cash and the denominator of which shall be $320 million.

(d)                                 Notwithstanding the foregoing, to the extent the Sponsor shall transfer any shares of Boulevard Class B Common Stock to an unaffiliated third party as permitted by, and subject to the terms and conditions of, Section 9.1(c) of the Business Combination Agreement, then the amount of shares of Boulevard Class B Common Stock the Sponsor shall be required to forfeit and surrender pursuant to Section 1(c) shall be reduced by an amount equal to the number of shares of Boulevard Class B Common Stock so transferred by the Sponsor.

(e)                                  The Sponsor hereby agrees to take, and authorizes Boulevard to take, such other actions as shall be necessary to evidence such surrender and forfeiture as of immediately prior to the Effective Time.

2.                                      The Sponsor hereby waives (for itself, for its successors, heirs and assigns and for all holders of Boulevard Class B Common Stock), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Boulevard, dated September 21, 2015 (as it may be amended from time to time, the “Certificate of Incorporation”), the provisions of Section 4.3(b)(ii) of the Certificate of Incorporation to have the shares of Boulevard Class B Common Stock convert to shares of Boulevard Class A Common Stock at a ratio of greater than one-for-one.  The waiver specified in this paragraph 2 shall be applicable only in connection with the Transactions (and any issuances of shares of Boulevard Class A Common Stock or of ordinary shares by Newco, or equity linked securities issued by Boulevard or Newco, in connection with the Transactions) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

3.                                      This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4.                                      This Letter Agreement shall automatically terminate and be of no force and effect upon the termination of the Business Combination Agreement for any reason.

5.                                      No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, except as provided above. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and its successors and permitted assigns.  Any transfer made in contravention of this Letter Agreement shall be null and void.

6.                                      This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7.                                      This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

BOULEVARD ACQUISITION SPONSOR II, LLC

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Acknowledged and Agreed:

BOULEVARD ACQUISITION CORP. II

By:	/s/ Stephen Trevor
Name: Stephen Trevor
Title: Chief Executive Officer

ESTRE AMBIENTAL S.A.

By:	/s/ Sergio Pedreiro
Name: Sergio Pedreiro
Title: Presidente

By:	/s/ Roberto Nakagome
Name: Roberto Nakagome
Title: Diretor Financeiro

[Signature Page to Forfeiture and Waiver Agreement]